                                                                  EXHIBIT 4.2


                              SECOND AMENDMENT TO
                 HEALTH CARE AND RETIREMENT CORPORATION AMENDED
                      STOCK OPTION PLAN FOR KEY EMPLOYEES
                      -----------------------------------


               Pursuant to the authority reserved to the Compensation Committee (the "Committee") of the Board of Directors of Health Care and Retirement Corporation (the "Company") under Section 7.2 of the Health Care and Retirement Corporation Amended Stock Option Plan for Key Employees (the "Plan"), the Committee hereby amends the Plan as follows:

               1. Article I of the Plan is amended by the addition thereto of a new Section 1.22, to read, in its entirety, as follows:

                    SECTION 1.22 - TRANSFERABLE OPTION
                    ----------------------------------

                         "Transferable Option" means a Non-Qualified Option
                    which by its terms, as determined by the Committee and set forth in the applicable Option Agreement (or an amendment thereto), may be transferred by the Optionee, in writing and with written notice thereof to the Committee, by gift, without the receipt of any consideration: (i) to such Optionee's spouse; (ii) to any child or more remote lineal descendant of such Optionee or to the spouse of any child or more remote lineal descendant; or (iii) to any trust, custodianship, or other similar fiduciary relationship maintained for the benefit of any one or more of such persons, but is otherwise nontransferable except by will or other applicable laws of descent and distribution.

               2. Article I of the Plan is further amended by the addition thereto of a new Section 1.23, to read, in its entirety, as follows:

                    SECTION 1.23 - TRANSFEREE
                    -------------------------

                         "Transferee" shall mean any person or entity to whom or
                    to which an Optionee has transferred a Transferable Option.

               3. Section 3.3(a)(iii) of the Plan is amended to read, in its entirety, as follows:


                         (iii) Determine the terms and conditions of such Options, consistent with the Plan, including, but not limited to such terms and conditions as may by required in order to make a Non-Qualified option a Transferable Option.

               4. Section 4.1 of the Plan is amended by the addition thereto of the following:

               Stock Option Agreements evidencing Transferable Options shall contain (or may be amended to contain) such terms and conditions as may be necessary to meet the definition of a Transferable Option under Section 1.22 hereof.

          5. Section 5.1 of the Plan is amended to read, in its entirety, as follows:

               SECTION 5.1 - PERSONS ELIGIBLE TO EXERCISE
               ------------------------------------------

                    During the lifetime of the Optionee, only he or his
               Transferee, if any, may exercise an Option (or any portion thereof) granted to him. After the death of the Optionee, any exercisable portion of any Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement, be exercised by his Transferee, if any, or by his personal representative or any other person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution. All of the terms and conditions of any option in the hands of the Optionee during his lifetime shall be and remain fully applicable and binding on his Transferee, if any, and on any other person who may become eligible to exercise such Option.

          6. Section 7.1 of the Plan is amended to read, in its entirety, as follows:

               SECTION 7.1 - OPTIONS NOT TRANSFERABLE
               --------------------------------------

                    No Option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgement, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 7.1 shall prevent any transfer of a transfer by will or by the applicable laws of descent and distribution.

          7. This Second Amendment shall be effective on or as February 1, 1996. In all other respects the Plan shall remain in full force and effect as originally adopted.

     IN WITNESS WHEREOF, the Committee has caused this Second Amendment to be executed by a duly authorized officer of the Company, as of this 1st day of February, 1996.

                                                  HEALTH CARE AND
                                                  RETIREMENT CORPORATION




                                                  By: /s/ R. Jeffrey Bixler
                                                     -----------------------
                                                     R. Jeffrey Bixler
                                                     Vice President





                                       3